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                                                                   Exhibit 10.34


          SUMMARY OF FISCAL 2006 EXECUTIVE INCENTIVE COMPENSATION PLAN

     SkillSoft's executive officers are eligible to receive incentive compensation in the form of quarterly and annual bonuses for the fiscal year ending January 31, 2006. The bonus opportunities are linked to SkillSoft's achievement of defined quarterly and annual company performance metrics reviewed and approved by the Compensation Committee of the Board of Directors early in the fiscal year. Specifically, the quarterly performance metrics relate to the achievement of cash earnings per share and revenue targets. The annual performance metrics relate to bookings and cash earnings per share targets and strategic objectives. Minimum threshold performance metrics must be achieved on a quarterly or annual basis in order for the executive officer to receive a quarterly bonus or annual bonus for such period.

     The target bonus opportunity for each executive officer on a quarterly basis (the "Quarterly Target Bonus Opportunity") is set forth in the table below. The Quarterly Target Bonus Opportunity represents each executive officer's target bonus for each quarter. In any particular quarter, the quarterly bonus that each executive officer is eligible to receive may be zero or either 25%, 75%, 100%, 125% or 150% of the Quarterly Target Bonus Opportunity based on SkillSoft's achievement of cash earnings per share and revenue targets.

     The target bonus opportunity for each executive officer on an annual basis (the "Annual Target Bonus Opportunity") is set forth in the table below. The Annual Target Bonus Opportunity represents each executive officer's target bonus based on performance for the year. Based on SkillSoft's achievement of annual bookings and cash earnings per share targets and strategic objectives, each executive officer is eligible to receive between 10% and 150% of the Annual Target Bonus Opportunity.

                                                                   Quarterly Target       Annual Target Bonus
   Name                         Title                              Bonus Opportunity          Opportunity
   ----                         -----                              -----------------          -----------
Chuck Moran       Chief Executive Officer & President                   $34,375                $137,500

Greg Priest       Chief Strategy Officer                                $33,125                $132,500

Jerry Nine        Chief Operating Officer                               $23,906                 $95,625

Tom McDonald      Executive Vice President & Chief Financial            $18,750                 $75,000
                  Officer

Colm Darcy        Executive Vice President, Content Development         $18,750                 $75,000

Mark Townsend     Executive Vice President, Technology                  $18,750                 $75,000